                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*

                                Aircastle Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G0129K104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               | | Rule 13d-1(b)

                               | | Rule 13d-1(c)

                               |X| Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the
         Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                 SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page  2 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DBD AC LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -2,718,750-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -2,718,750-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-
         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -2,718,750-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.5% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

                                                 SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page  3 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge DSO Securities LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -247,500-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -247,500-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -247,500-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                      Page 4 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Fund LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -2,966,250-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -2,966,250-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -2,966,250-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.8% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the sole managing member of each of DBD AC LLC and Drawbridge DSO Securities LLC.

                                                 SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page  5 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities GP LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -2,966,250-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -2,966,250-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -2,966,250-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.8% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.

                                                 SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page  6 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DBO AC LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -906,250-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -906,250-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -906,250-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.2% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

                                                 SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page  7 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge OSO Securities LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -27,500-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -27,500-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -27,500-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                      Page 8 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Fund Ltd.
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -933,750-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -933,750-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -933,750-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.2% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the owner of approximately 94.6% of the issued and outstanding interests of DBO AC LLC and the sole managing member of Drawbridge OSO Securities LLC.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 9 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Advisors LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -3,900,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -3,900,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,900,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.0% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the investment advisor of each of Drawbridge Special Opportunities Fund LP and Drawbridge Special Opportunities Fund Ltd.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                      Page 10 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Master Fund Ltd.
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -3,625,000-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -3,625,000--0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,625,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.6% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page  11 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Intermediate Fund LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -3,248,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -3,248,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,248,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the owner of 89.6% of the issued and outstanding shares of Drawbridge Global Macro Master Fund Ltd.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 12 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DBGM Associates LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -3,248,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -3,248,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,248,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the general partner of Drawbridge Global Macro Intermediate Fund LP.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 13 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Principal Holdings I LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -3,248,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -3,248,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,248,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the sole managing member of DBGM Associates LLC.

                                                 SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 14 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         FIG Asset Co. LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -3,248,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -3,248,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,248,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

* Solely in its capacity as the general partner of Principal Holdings I LP.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 15 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Fund Ltd.
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -3,248,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -3,248,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,248,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the sole limited partner of Drawbridge Global Macro Intermediate Fund LP.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 16 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Fund LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -377,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -377,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -377,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the owner of 10.4% of the issued and outstanding shares of Drawbridge Global Macro Master Fund Ltd.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 17 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro GP LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -377,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -377,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -377,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the general partner of Drawbridge Global Macro Fund LP.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 18 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Advisors LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -3,625,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -3,625,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,625,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.6% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge
Global Macro Fund Ltd., Drawbridge Global Macro Intermediate Fund LP and Drawbridge Global Macro Master Fund Ltd.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                      Page 19 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -7,329,161-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -7,329,161-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -7,329,161-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.3% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                      Page 20 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund B) LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -6,266,558-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -6,266,558-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -6,266,558-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.0% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                      Page 21 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund C) LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -1,310,392-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -1,310,392-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,310,392-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.7% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                      Page 22 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund D) L.P.
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -3,007,625-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -3,007,625-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,007,625-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.8% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                      Page 23 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund E) L.P.
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -211,265-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -211,265-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -211,265-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 24 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund A) LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -616,255-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -616,255-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -616,255-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 25 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund B) LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -1,210,715-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -1,210,715-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,210,715-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.5% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 26 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund C) LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -311,825-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -311,825-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -311,825-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 27 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund D) L.P.
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -1,486,206-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -1,486,206-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,486,206-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.9% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 28 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Fund III GP LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -21,750,002-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -21,750,002-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -21,750,002-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         27.7% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the general partner of each of Fortress Investment Fund III LP, Fortress
Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III
(Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment
Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III
(Coinvestment Fund C) LP and Fortress Investment Fund III (Coinvestment Fund D) L.P.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 29 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Management Fund GP (Holdings) LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -21,750,002-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -21,750,002-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -21,750,002-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         27.7% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the sole managing member of Fortress Fund III GP LLC.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 30 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Partners Offshore Securities LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -50,875-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -50,875-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -50,875-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 31 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Partners Master Fund L.P.
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -50,875-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -50,875-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -50,875-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the sole managing member of Fortress Partners Offshore Securities LLC.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 32 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Partners Offshore Master GP LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -50,875-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -50,875-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -50,875-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the general partner of Fortress Partners Master Fund L.P.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 33 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Partners Securities LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -235,000-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -0-
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -235,000-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -0-

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -235,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 34 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Partners Fund LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -235,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -235,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -235,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the sole managing member of Fortress Partners Securities LLC.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 35 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Partners GP LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -235,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -235,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -235,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the general partner of Fortress Partners Fund LP.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 36 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Partners Advisors LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -235,000-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -235,000-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -235,000-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the investment advisor of Fortress Partners Fund LP.

                                               SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 37 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Principal Investment Holdings IV LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -3,201,250-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -3,201,250-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,201,250-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.1% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the sole managing member of each of Drawbridge Special Opportunities GP LLC and
Fortress Partners GP LLC.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 38 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         FIG LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -29,510,002-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -29,510,002-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -29,510,002-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         37.6% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of Drawbridge Special Opportunities Advisors LLC, Fortress Partners Advisors LLC and Drawbridge Global Macro Advisors LLC, and the investment advisor of each of Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 39 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Operating Entity I LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -29,510,002-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -29,510,002-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -29,510,002-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         37.6% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the sole managing member of each of FIG LLC and Fortress Principal Investment
Holdings IV LLC.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 40 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Operating Entity II LP
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -22,177,877-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -22,177,877-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -22,177,877-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         28.3% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the sole managing member of each of Fortress Investment Management Fund GP (Holdings) LLC, Drawbridge Global Macro GP LLC and Fortress Partners Offshore Master GP LLC.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 41 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         FIG Corp.
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -29,560,877-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -29,560,877-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -29,560,877-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         37.7% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         CO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP.

                                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------
CUSIP No.  G0129K104                                                                     Page 42 of 54 Pages
------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
------------------------------------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Group LLC
------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ---------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -0-
         SHARES            ---------------------------------------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -29,560,877-*
                           ---------------------------------------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -0-
          EACH             ---------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -29,560,877-*

         PERSON

          WITH
------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -29,560,877-
------------------------------------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         37.7% (based on 78,417,321 shares of common stock outstanding as of November 7, 2007)
------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------------------------------------

*  Solely in its capacity as the holder of all the issued and outstanding shares of FIG Corp.

Item 1.

         (a)    Name of Issuer:

         The name of the issuer is Aircastle Limited (the "Issuer").

         (b)    Address of Issuer's Principal Executive Offices:

         The Issuer's principal executive offices are located at c/o Aircastle
         Advisor LLC, 300 Stamford Place, 5th Floor, Stamford Connecticut
         06902.

Item 2.

         (a)    Name of Person Filing:

         This statement is filed by:

(i)	DBD AC LLC, a Delaware limited liability company, directly owns shares described herein;

(ii)	Drawbridge DSO Securities LLC, a Delaware limited liability company, directly owns shares described herein;

(iii)	Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, owns DBD AC LLC and Drawbridge DSO Securities LLC;

(iv)	Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP;

(v)	DBO AC LLC, a Delaware limited liability company, directly owns shares described herein;

(vi)	Drawbridge OSO Securities LLC, a Delaware limited liability company, directly owns shares described herein;

(vii)
Drawbridge Special Opportunities Fund Ltd., a Bermuda company, owns approximately 94.6% of the issued and outstanding shares of beneficial interest of DBO AC LLC and 100% of the issued and outstanding shares of beneficial interest of Drawbridge OSO Securities LLC;

(viii)
Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment advisor of each of Drawbridge Special Opportunities Fund LP and Drawbridge Special Opportunities Fund Ltd.;

(ix)	Drawbridge Global Macro Master Fund Ltd., a Bermuda company, directly owns shares described herein;

(x)
Drawbridge Global Macro Intermediate Fund LP, a Cayman Islands limited partnership, owns approximately 89.6% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.;

(xi)	DBGM Associates LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Intermediate Fund LP;

(xii)	Principal Holdings I LP, a Delaware limited partnership, is the sole managing member of DBGM Associates LLC;

(xiii)	FIG Asset Co. LLC, a Delaware limited liability company, is the general partner of Principal Holdings I LP;

(xiv)	Drawbridge Global Macro Fund Ltd., a Bermuda company, owns substantially all of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Intermediate Fund LP;

(xv)	Drawbridge Global Macro Fund LP, a Delaware limited partnership, owns 10.4% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.;

(xvi)	Drawbridge Global Macro GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Fund LP;

(xvii)
Drawbridge Global Macro Advisors LLC, a Delaware limited liability company, is the investment advisor of each of Drawbridge Global Macro Fund LP,
Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Intermediate Fund LP
and Drawbridge Global Macro Master Fund Ltd.;

(xiii)	Fortress Investment Fund III LP, a Delaware limited partnership, directly owns shares described herein;

(xix)	Fortress Investment Fund III (Fund B) LP, a Delaware limited partnership, directly owns shares described herein;

(xx)	Fortress Investment Fund III (Fund C) LP, a Delaware limited partnership, directly owns shares described herein;

(xxi)	Fortress Investment Fund III (Fund D) L.P., a Delaware limited partnership, directly owns shares described herein;

(xxii)	Fortress Investment Fund III (Fund E) L.P., a Delaware limited partnership, directly owns shares described herein;

(xxiii)	Fortress Investment Fund III (Coinvestment Fund A) LP, a Delaware limited partnership, directly owns shares described herein;

(xxiv)	Fortress Investment Fund III (Coinvestment Fund B) LP, a Delaware limited partnership, directly owns shares described herein;

(xxv)	Fortress Investment Fund III (Coinvestment Fund C) LP, a Delaware limited partnership, directly owns shares described herein;

(xxvi)	Fortress Investment Fund III (Coinvestment Fund D) L.P., a Delaware limited partnership, directly owns shares described herein;

(xxvii)
Fortress Fund III GP LLC, a Delaware limited liability company, is the general partner of each of Fortress Investment Fund III LP,
Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP,
Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P.,
Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III
(Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP
and Fortress Investment Fund III (Coinvestment Fund D) L.P.;

(xxviii)	Fortress Investment Fund GP (Holdings) LLC, a Delaware limited liability company, is the sole managing member of Fortress Fund III GP LLC;

(xxix)	Fortress Partners Offshore Securities LLC, a Delaware limited liability company, directly owns shares described herein;

(xxx)	Fortress Partners Master Fund L.P., a Cayman Islands limited partnership, is the sole managing member of Fortress Partners Offshore Securities LLC;

(xxxi)	Fortress Partners Offshore Master GP LLC, a Delaware limited liability company, is the general partner of Fortress Partners Master Fund L.P.;

(xxxii)	Fortress Partners Securities LLC, a Delaware limited liability company, directly owns shares described herein;

(xxxiii)	Fortress Partners Fund LP, a Delaware limited partnership, is the sole managing member of Fortress Partners Securities LLC;

(xxxiv)	Fortress Partners GP LLC, a Delaware limited liability company, is the general partner of Fortress Partners Fund LP;

(xxxv)	Fortress Partners Advisors LLC, a Delaware limited liability company, is the investment advisor of Fortress Partners Fund LP;

(xxxvi)	Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities GP LLC and Fortress Partners GP LLC;

(xxxvii)
FIG LLC, a Delaware limited liability company, is the sole managing member of each of Drawbridge Special Opportunities Advisors LLC,
Drawbridge Global Macro Advisors LLC, and investment advisor of
Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP,
Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P.,
Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III
(Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP,
Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III
(Coinvestment Fund D) L.P. and Fortress Partners Advisors LLC;

(xxxviii)	Fortress Operating Entity I LP, a Delaware limited partnership, is the sole managing member of each of FIG LLC and Fortress Principal Investment Holdings IV LLC;

(xxxix)
Fortress Operating Entity II LP, a Delaware limited partnership, is the sole managing member of each of Fortress Investment Fund GP (Holdings) LLC,
Drawbridge Global Macro GP LLC and Fortress Partners Offshore Master GP LLC;

(xl)	FIG Corp., a Delaware corporation, is the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP; and

(xli)	Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of FIG Corp.

         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting
         Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

         (b)    Address of Principal Business Office, or if none, Residence:

         The address of the business office of each of the Reporting Persons is c/o
         Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor,
         New York, New York 10105, Attention: Michael Cohn.

         (c)    Citizenship:

Each of DBD AC LLC, Drawbridge DSO Securities LLC, DBSO PSP LLC, DBO AYR SP LLC, DBO AC LLC, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Advisors LLC, DBGM Associates LLC, FIG Asset Co. LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, Fortress Fund III GP LLC, Fortress Investment Fund GP (Holdings) LLC, Fortress Partners Offshore Securities LLC, Fortress Partners Offshore Master GP LLC, Fortress Partners Securities LLC, Fortress Partners GP LLC, Fortress Partners Advisors LLC, Fortress Principal Investment Holdings IV LLC, FIG LLC, and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund LP, Principal Holdings I LP, Drawbridge Global Macro Fund LP, Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B), LP Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., Fortress Partners Fund LP, Fortress Operating Entity I LP, and Fortress Operating Entity II LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund Ltd., Drawbridge Global Macro Master Fund Ltd. and Drawbridge Global Macro Fund Ltd. is a company organized under the laws of Bermuda. Each of Fortress Partners Master Fund L.P. and Drawbridge Global Macro Intermediate Fund LP is a limited partnership organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

         (d)    Title of Class of Securities:

                Common Shares, par value $0.01 per share (the "Common Shares")

         (e)    CUSIP Number:

                G0129K104

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:

         (a)    [ ] Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).

         (b)    [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                78c).

         (c)    [ ] Insurance company as defined in section 3(a)(19) of the
                Act (15 U.S.C. 78c).

         (d)    [ ] Investment company registered under section 8 of the
                Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)    [ ] An investment adviser in accordance with
                ss.240.13d-1(b)(1)(ii)(E).

         (f)    [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

         (g)    [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

         (h)    [ ] A savings association as defined in Section 3(b) of the
                Federal Deposit Insurance Act (12 U.S.C. 1813).

         (i)    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3).

         (j)    [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

                  The percentages used in this Item 4 are calculated based
         upon 78,417,321 shares of Common Stock issued and outstanding as of
         November 7, 2007.

                        A. DBD AC LLC

          (a) Amount beneficially owned: -2,718,750-
          (b) Percent of class: 3.5%
          (c) (i) Sole power to vote or direct the vote: -2,718,750-
              (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -2,718,750-
              (iv) Shared power to dispose or direct the disposition:
             -0-

         B. Drawbridge DSO Securities LLC

          (a) Amount beneficially owned: -247,500-
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: -247,500-
              (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -247,500-
              (iv) Shared power to dispose or direct the disposition:
             -0-

         C. Drawbridge Special Opportunities Fund LP

                (a) Amount beneficially owned:  -2,966,250-
                (b) Percent of class:  3.8%
                (c) (i) Sole power to vote or direct the vote:  -0-
                    (ii) Shared power to vote or direct the vote: -2,966,250-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -2,966,250-

         D. Drawbridge Special Opportunities GP LLC

                (a) Amount beneficially owned: -2,966,250-
                (b) Percent of class: 3.8%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -2,966,250-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose  or direct the disposition:
                         -2,966,250-

         E. DBO AC LLC

          (a) Amount beneficially owned: -906,250-
          (b) Percent of class: 1.2%
          (c) (i) Sole power to vote or direct the vote: -906,250-
              (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -906,250-
              (iv) Shared power to dispose or direct the disposition:
             -0-

         F. Drawbridge OSO Securities LLC

          (a) Amount beneficially owned: -27,500-
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -27,500-
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
             -27,500-

         G. Drawbridge Special Opportunities Fund Ltd.

                (a) Amount beneficially owned:  -933,750-
                (b) Percent of class: 1.2%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -933,750-
                    (iii) Sole power to dispose or direct  the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -933,750-

H. Drawbridge Special Opportunities Advisors LLC

                (a) Amount beneficially owned: -3,900,000-
                (b) Percent of class: 5.0%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -3,900,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -3,900,000-

         I. Drawbridge Global Macro Master Fund Ltd.

                (a) Amount beneficially owned:  -3,625,000-
                (b) Percent of class: 4.6%
                (c) (i) Sole power to vote or direct the vote: -3,625,000-
                    (ii) Shared power to vote or direct the vote:  -0-
                    (iii) Sole power to dispose or direct the disposition: -3,625,000-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         J. Drawbridge Global Macro Intermediate Fund LP

                (a) Amount beneficially owned: -3,248,000-
                (b) Percent of class: 4.1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -3,248,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose  or direct the disposition:
                         -3,248,000-

         K. DBGM Associates LLC

                (a) Amount beneficially owned: -3,248,000-
                (b) Percent of class: 4.1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -3,248,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -3,248,000-

         L. Principal Holdings I LP

                (a) Amount beneficially owned: -3,248,000-
                (b) Percent of class: 4.1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -3,248,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -3,248,000-

        M. FIG Asset Co. LLC

          (a) Amount beneficially owned: -3,248,000-
          (b) Percent of class: 4.1%
          (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -3,248,000-
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
             -3,248,000

         N. Drawbridge Global Macro Fund Ltd.

                (a) Amount beneficially owned: -3,248,000-
                (b) Percent of class: 4.1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -3,248,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -3,248,000-

         O. Drawbridge Global Macro Fund LP

                (a) Amount beneficially owned: -377,000-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -377,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -377,000-

         P. Drawbridge Global Macro GP LLC

                (a) Amount beneficially owned: -377,000-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -377,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -377,000-

         Q. Drawbridge Global Macro Advisors LLC

                (a) Amount beneficially owned: -3,625,000-
                (b) Percent of class: 4.6%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -3,625,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -3,625,000-

 R. Fortress Investment Fund III LP

                (a) Amount beneficially owned:  -7,329,161-
                (b) Percent of class: 9.3%
                (c) (i) Sole power to vote or direct the vote: -7,329,161-
                    (ii) Shared power to vote or direct the vote:
                         -0-
                    (iii) Sole power to dispose or direct the disposition: -7,329,161-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         S. Fortress Investment Fund III (Fund B) LP

                (a) Amount beneficially owned:  -6,266,558-
                (b) Percent of class: 8.0%
                (c) (i) Sole power to vote or direct the vote: -6,266,558-
                    (ii) Shared power to vote or direct the vote:   -0-
                    (iii) Sole power to dispose or direct the disposition: -6,266,558-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         T. Fortress Investment Fund III (Fund C) LP

                (a) Amount beneficially owned:  -1,310,392-
                (b) Percent of class: 1.7%
                (c) (i) Sole power to vote or direct the vote: -1,310,392-
                    (ii) Shared power to vote or direct the vote:
                         -0-
                    (iii) Sole power to dispose or direct the disposition: -1,310,392-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         U. Fortress Investment Fund III (Fund D) L.P.

                (a) Amount beneficially owned:  -3,007,625-
                (b) Percent of class: 3.8%
                (c) (i) Sole power to vote or direct the vote: -3,007,625-
                    (ii) Shared power to vote or direct the vote:
                         -0-
                    (iii) Sole power to dispose or direct the disposition: -3,007,625-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         V. Fortress Investment Fund III (Fund E) L.P.

                (a) Amount beneficially owned:  -211,265-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -211,265-
                    (ii) Shared power to vote or direct the vote:
                         -0-
                    (iii) Sole power to dispose or direct the disposition: -211,265-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

  W. Fortress Investment Fund III (Coinvestment Fund A) LP

                (a) Amount beneficially owned: -616,255-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -616,255-
                    (ii) Shared power to vote or direct the vote:
                         -0-
                    (iii) Sole power to dispose or direct the disposition: -616,255-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         X. Fortress Investment Fund III (Coinvestment Fund B) LP

                (a) Amount beneficially owned: -1,210,715-
                (b) Percent of class: 1.5%
                (c) (i) Sole power to vote or direct the vote: -1,210,715-
                    (ii) Shared power to vote or direct the vote: -0-
                    (iii) Sole power to dispose or direct the disposition: -1,210,715-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         Y. Fortress Investment Fund III (Coinvestment Fund C) LP

                (a) Amount beneficially owned: -311,825-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -311,825-
                    (ii) Shared power to vote or direct the vote:  -0-
                    (iii) Sole power to dispose or direct the disposition: -311,825-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         Z. Fortress Investment Fund III (Coinvestment Fund D) L.P.

                (a) Amount beneficially owned: -1,486,206-
                (b) Percent of class: 1.9%
                (c) (i) Sole power to vote or direct the vote: -1,486,206-
                    (ii) Shared power to vote or direct the vote:
                         -0-
                    (iii) Sole power to dispose or direct the disposition: -1,486,206-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         AA. Fortress Fund III GP LLC

                (a) Amount beneficially owned: -21,750,002-
                (b) Percent of class: 27.7%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -21,750,002-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -21,750,002-

         BB. Fortress Investment Fund GP (Holdings) LLC

                (a) Amount beneficially owned: -21,750,002-
                (b) Percent of class: 27.7%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -21,750,002-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -21,750,002-

         CC. Fortress Partners Offshore Securities LLC

                (a) Amount beneficially owned: -50,875-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -50,875-
                    (ii) Shared power to vote or direct the vote: -0-
                    (iii) Sole power to dispose or direct the disposition: -50,875-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         DD. Fortress Partners Master Fund L.P.

                (a) Amount beneficially owned: -50,875-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -50,875-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -50,875-

           EE. Fortress Partners Offshore Master GP LLC

                (a) Amount beneficially owned: -50,875-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -50,875-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -50,875-

         FF. Fortress Partners Securities LLC

                (a) Amount beneficially owned:  -235,000-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -235,000-
                    (ii) Shared power to vote or direct the vote: -0-
                    (iii) Sole power to dispose or direct the disposition: -235,000-
                    (iv) Shared power to dispose or direct the disposition:
                         -0-

         GG. Fortress Partners Fund LP

                (a) Amount beneficially owned: -235,000-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -235,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -235,000-

         HH. Fortress Partners GP LLC

                (a) Amount beneficially owned: -235,000-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -235,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -235,000-

         II. Fortress Partners Advisors LLC

                (a) Amount beneficially owned: -235,000-
                (b) Percent of class: Less than 1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -235,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -235,000-

         JJ. Fortress Principal Investment Holdings IV LLC

                (a) Amount beneficially owned: -3,201,250-
                (b) Percent of class: 4.1%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -3,201,250-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -3,201,250-

         KK. FIG LLC

                (a) Amount beneficially owned: -29,510,002-
                (b) Percent of class: 37.6%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -29,510,002-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -29,510,002-

    LL. Fortress Operating Entity I LP

                (a) Amount beneficially owned: -29,510,002-
                (b) Percent of class: 37.6%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -29,510,002-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -29,510,002-

         MM. Fortress Operating Entity II LP

                (a) Amount beneficially owned: -22,177,877-
                (b) Percent of class: 28.3%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -22,177,877
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -22,177,877-

         NN. FIG Corp.

                (a) Amount beneficially owned: -29,560,877-
                (b) Percent of class: 37.7%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -29,560,877-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -29,560,877-

         OO. Fortress Investment Group LLC

                (a) Amount beneficially owned: -29,560,877-
                (b) Percent of class: 37.7%
                (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -29,560,877-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -29,560,877-

Item 5.    Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7.    Identification and Classification of the Subsidiary Which Acquired
           the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.    Identification and Classification of Members of the Group.

         Not applicable.

Item 9.    Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certification.

         Not applicable.

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                              DBD AC LLC

                              By: DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP
                                   its owner

                                           By:  /s/ Glenn Cummins
                                                                                                                               -----------------------------
                                                                                                                               Name: Glenn Cummins
                                                                                                                               Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE DSO SECURITIES LLC

                                           By: DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP
                                               its owner

                                           By:  /s/ Glenn Cummins
                                                                                                                               -----------------------------
                                                                                                                               Name: Glenn Cummins
                                                                                                                               Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE SPECIAL OPPORTUNITIES FUND
                                           LP

                                           By:  DRAWBRIDGE SPECIAL OPPORTUNITIES
                                                   GP LLC
                                                    its general partner

                                           By:  /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE SPECIAL OPPORTUNITIES GP
                                           LLC

                                           By:  /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title:  Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DBO AC LLC

                                           By: DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP
                                               its owner

                                           By:  /s/ Glenn Cummins
                                                                                                                               -----------------------------
                                                                                                                               Name: Glenn Cummins
                                                                                                                               Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE OSO SECURITIES LLC

                                           By: DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP
                                               its owner

                                           By:   /s/ Glenn Cummins
                                           -----------------------------
                                           Name: Glenn Cummins
                                           Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE SPECIAL OPPORTUNITIES FUND
                                           LTD.

                                           By:  /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE SPECIAL OPPORTUNITIES
                                           ADVISORS LLC

                                           By:  /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title:  Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE GLOBAL MACRO MASTER FUND
                                           LTD.

                                            By:  /s/ Kevin Treacy
                                                --------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE GLOBAL MACRO INTERMEDIATE
                                           FUND LP

                                           By: DBGM ASSOCIATES LLC
                                                    its general partner

                                            By:  /s/ Kevin Treacy
                                                --------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DBGM ASSOCIATES LLC

                                           By:  PRINCIPAL HOLDINGS I LP
                                                    its sole managing member

                                           By:   /s/ Randal A. Nardone
                                                  --------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           PRINCIPAL HOLDINGS I LP

                                           By:   /s/ Randal A. Nardone
                                                 --------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FIG ASSET CO. LLC

                                           By:   /s/ Randal A. Nardone
                                           -----------------------------
                                           Name: Randal A. Nardone
                                           Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE GLOBAL MACRO FUND LTD.

                                           By:  /s/ Kevin Treacy
                                                -------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE GLOBAL MACRO FUND LP

                                           By: DRAWBRIDGE GLOBAL MACRO FUND GP
                                               LLC
                                               its general partner

                                           By:  /s/ Kevin Treacy
                                                --------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                            SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE GLOBAL MACRO GP LLC

                                           By:  /s/ Kevin Treacy
                                                --------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           DRAWBRIDGE GLOBAL MACRO ADVISORS
                                           LLC

                                           By:  /s/ Kevin Treacy
                                                --------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS INVESTMENT FUND III LP

                                           By:  FORTRESS FUND III GP LLC
                                                  its general partner

                                           By:  /s/ Randal A. Nardone
                                               --------------------------------
                                               Name:  Randal A. Nardone
                                               Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS INVESTMENT FUND III (FUND B)
                                           LP

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS INVESTMENT FUND III (FUND C)
                                           LP

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS INVESTMENT FUND III (FUND D)
                                           L.P.

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:  /s/ Randal A. Nardone
                                               --------------------------------
                                               Name:  Randal A. Nardone
                                               Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS INVESTMENT FUND III (FUND E)
                                           L.P.

                                           By:  FORTRESS FUND III GP LLC
                                                  its general partner

                                           By:  /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS INVESTMENT FUND III
                                           (COINVESTMENT FUND A) LP

                                           By:  FORTRESS FUND III GP LLC
                                                  its general partner

                                           By:   /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS INVESTMENT FUND III
                                           (COINVESTMENT FUND B) LP

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS INVESTMENT FUND III
                                           (COINVESTMENT FUND C) LP

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS INVESTMENT FUND III
                                           (COINVESTMENT FUND D) L.P.

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS FUND III GP LLC

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS INVESTMENT FUND GP (HOLDINGS) LLC

                                           By:   /s/ Randal A. Nardone
                                                 --------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS PARTNERS OFFSHORE SECURITIES
                                           LLC

                                           By:   /s/ Glenn Cummins
                                                 --------------------------------
                                                 Name:  Glenn Cummins
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS PARTNERS MASTER FUND L.P.

                                           By:  FORTRESS PARTNERS OFFSHORE
                                                MASTER GP LLC
                                                its general partner

                                           By:   /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS PARTNERS OFFSHORE MASTER GP LLC

                                           By:   /s/ Glenn Cummins
                                                 --------------------------------
                                                 Name:  Glenn Cummins
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS PARTNERS SECURITIES LLC

                                           By:   /s/ Glenn Cummins
                                                 --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS PARTNERS FUND LP

                                           By:  FORTRESS PARTNERS GP LLC
                                                    its general partner

                                           By:   /s/ Glenn Cummins
                                                 -------------------------------
                                                 Name:  Glenn Cummins
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS PARTNERS GP LLC

                                           By:   /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS PARTNERS ADVISORS LLC

                                           By:   /s/ Glenn Cummins
                                                 --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS PRINCIPAL INVESTMENT
                                           HOLDINGS IV LLC

                                           By:  /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title:  Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FIG LLC

                                           By:   /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS OPERATING ENTITY I LP

                                           By:  FIG CORP.
                                                    its general partner

                                           By:  /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title:  Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS OPERATING ENTITY II LP

                                           By:  FIG CORP.
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FIG CORP.

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008
                                           FORTRESS INVESTMENT GROUP LLC

                                           By:  /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory

EXHIBIT INDEX

Exhibit Number	Exhibit

1
Joint Filing Agreement dated February 14, 2008, by and among DBD AC LLC, Drawbridge DSO Securities LLC, Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities GP LLC, DBO AC LLC, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities Fund Ltd., Drawbridge Special Opportunities Advisors LLC, Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Intermediate Fund LP, DBGM Associates LLC, Principal Holdings I LP, FIG Asset Co. LLC, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Fund LP, Drawbridge Global Macro GP LLC, Drawbridge Global Macro Advisors LLC, Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., Fortress Fund III GP LLC, Fortress Investment Fund GP (Holdings) LLC, Fortress Partners Offshore Securities LLC, Fortress Partners Master Fund L.P., Fortress Partners Offshore Master GP LLC, Fortress Partners Securities LLC, Fortress Partners Fund LP, Fortress Partners GP LLC, Fortress Partners Advisors LLC, Fortress Principal Investment Holdings IV LLC, FIG LLC, Fortress Operating Entity I LP, Fortress Operating Entity II LP, FIG Corp. and Fortress Investment Group LLC.

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of February 14, 2008, is entered into by and among DBD AC LLC, Drawbridge DSO Securities LLC, Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities GP LLC, DBO AC LLC, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities Fund Ltd., Drawbridge Special Opportunities Advisors LLC, Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Intermediate Fund LP, DBGM Associates LLC, Principal Holdings I LP, FIG Asset Co. LLC, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Fund LP, Drawbridge Global Macro GP LLC, Drawbridge Global Macro Advisors LLC, Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., Fortress Fund III GP LLC, Fortress Investment Fund GP (Holdings) LLC, Fortress Partners Offshore Securities LLC, Fortress Partners Master Fund L.P., Fortress Partners Offshore Master GP LLC, Fortress Partners Securities LLC, Fortress Partners Fund LP, Fortress Partners GP LLC, Fortress Partners Advisors LLC, Fortress Principal Investment Holdings IV LLC, FIG LLC, Fortress Operating Entity I LP, Fortress Operating Entity II LP, FIG Corp. and Fortress Investment Group LLC.  Each of the above are collectively referred to herein as the "Parties" and each individually as a "Party." Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that Schedule 13G is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13G shall be filed on behalf of each of the Parties without the necessity of executing or filing additional joint filing agreements.  The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.

                              DBD AC LLC

                              By: DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP
                                   its owner

                                           By:  /s/ Glenn Cummins
                                                                                                                               -----------------------------
                                                                                                                               Name: Glenn Cummins
                                                                                                                               Title: Authorized Signatory

                                           DRAWBRIDGE DSO SECURITIES LLC

                                           By: DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP
                                               its owner

                                           By:  /s/ Glenn Cummins
                                                                                                                               -----------------------------
                                                                                                                               Name: Glenn Cummins
                                                                                                                               Title: Authorized Signatory

                                           DRAWBRIDGE SPECIAL OPPORTUNITIES FUND
                                           LP

                                           By:  DRAWBRIDGE SPECIAL OPPORTUNITIES
                                                   GP LLC
                                                    its general partner

                                           By:  /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                      DRAWBRIDGE SPECIAL OPPORTUNITIES GP
                                           LLC

                                           By:  /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title:  Authorized Signatory

                                           DBO AC LLC

                                           By: DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP
                                               its owner

                                           By:  /s/ Glenn Cummins
                                                                                                                               -----------------------------
                                                                                                                               Name: Glenn Cummins
                                                                                                                               Title: Authorized Signatory

                                           DRAWBRIDGE OSO SECURITIES LLC

                                           By: DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP
                                               its owner

                                           By:   /s/ Glenn Cummins
                                           -----------------------------
                                           Name: Glenn Cummins
                                           Title: Authorized Signatory

                                           DRAWBRIDGE SPECIAL OPPORTUNITIES FUND
                                           LTD.

                                           By:  /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                           DRAWBRIDGE SPECIAL OPPORTUNITIES
                                           ADVISORS LLC

                                           By:  /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title:  Authorized Signatory

                                           DRAWBRIDGE GLOBAL MACRO MASTER FUND
                                           LTD.

                                            By:  /s/ Kevin Treacy
                                                --------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                           DRAWBRIDGE GLOBAL MACRO INTERMEDIATE
                                           FUND LP

                                           By: DBGM ASSOCIATES LLC
                                                    its general partner

                                            By:  /s/ Kevin Treacy
                                                --------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                           DBGM ASSOCIATES LLC

                                           By:  PRINCIPAL HOLDINGS I LP
                                                    its sole managing member

                                           By:   /s/ Randal A. Nardone
                                                  --------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           PRINCIPAL HOLDINGS I LP

                                           By:   /s/ Randal A. Nardone
                                                 --------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           FIG ASSET CO. LLC

                                           By:   /s/ Randal A. Nardone
                                           -----------------------------
                                           Name: Randal A. Nardone
                                           Title: Authorized Signatory

                                           DRAWBRIDGE GLOBAL MACRO FUND LTD.

                                           By:  /s/ Kevin Treacy
                                                -------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                           DRAWBRIDGE GLOBAL MACRO FUND LP

                                           By: DRAWBRIDGE GLOBAL MACRO FUND GP
                                               LLC
                                               its general partner

                                           By:  /s/ Kevin Treacy
                                                --------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                           DRAWBRIDGE GLOBAL MACRO GP LLC

                                           By:  /s/ Kevin Treacy
                                                --------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                           DRAWBRIDGE GLOBAL MACRO ADVISORS
                                           LLC

                                           By:  /s/ Kevin Treacy
                                                --------------------------------
                                                Name:  Kevin Treacy
                                                Title: Authorized Signatory

                                           FORTRESS INVESTMENT FUND III LP

                                           By:  FORTRESS FUND III GP LLC
                                                  its general partner

                                           By:  /s/ Randal A. Nardone
                                               --------------------------------
                                               Name:  Randal A. Nardone
                                               Title: Authorized Signatory

                                           FORTRESS INVESTMENT FUND III (FUND B)
                                           LP

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory

                                           FORTRESS INVESTMENT FUND III (FUND C)
                                           LP

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory

                                           FORTRESS INVESTMENT FUND III (FUND D)
                                           L.P.

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:  /s/ Randal A. Nardone
                                               --------------------------------
                                               Name:  Randal A. Nardone
                                               Title: Authorized Signatory

                                           FORTRESS INVESTMENT FUND III (FUND E)
                                           L.P.

                                           By:  FORTRESS FUND III GP LLC
                                                  its general partner

                                           By:  /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory

                                           FORTRESS INVESTMENT FUND III
                                           (COINVESTMENT FUND A) LP

                                           By:  FORTRESS FUND III GP LLC
                                                  its general partner

                                           By:   /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory

                                           FORTRESS INVESTMENT FUND III
                                           (COINVESTMENT FUND B) LP

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           FORTRESS INVESTMENT FUND III
                                           (COINVESTMENT FUND C) LP

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           FORTRESS INVESTMENT FUND III
                                           (COINVESTMENT FUND D) L.P.

                                           By:  FORTRESS FUND III GP LLC
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           FORTRESS FUND III GP LLC

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           FORTRESS INVESTMENT FUND GP (HOLDINGS) LLC

                                           By:   /s/ Randal A. Nardone
                                                 --------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           FORTRESS PARTNERS OFFSHORE SECURITIES
                                           LLC

                                           By:   /s/ Glenn Cummins
                                                 --------------------------------
                                                 Name:  Glenn Cummins
                                                 Title: Authorized Signatory

                                           FORTRESS PARTNERS MASTER FUND L.P.

                                           By:  FORTRESS PARTNERS OFFSHORE
                                                MASTER GP LLC
                                                its general partner

                                           By:   /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                           FORTRESS PARTNERS OFFSHORE MASTER GP LLC

                                           By:   /s/ Glenn Cummins
                                                 --------------------------------
                                                 Name:  Glenn Cummins
                                                 Title: Authorized Signatory

                                           FORTRESS PARTNERS SECURITIES LLC

                                           By:   /s/ Glenn Cummins
                                                 --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                           FORTRESS PARTNERS FUND LP

                                           By:  FORTRESS PARTNERS GP LLC
                                                    its general partner

                                           By:   /s/ Glenn Cummins
                                                 -------------------------------
                                                 Name:  Glenn Cummins
                                                 Title: Authorized Signatory

                                           FORTRESS PARTNERS GP LLC

                                           By:   /s/ Glenn Cummins
                                                --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                           FORTRESS PARTNERS ADVISORS LLC

                                           By:   /s/ Glenn Cummins
                                                 --------------------------------
                                                Name:  Glenn Cummins
                                                Title: Authorized Signatory

                                           FORTRESS PRINCIPAL INVESTMENT
                                           HOLDINGS IV LLC

                                           By:  /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title:  Authorized Signatory

                                           FIG LLC

                                           By:   /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory

                                           FORTRESS OPERATING ENTITY I LP

                                           By:  FIG CORP.
                                                    its general partner

                                           By:  /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title:  Authorized Signatory

                                           FORTRESS OPERATING ENTITY II LP

                                           By:  FIG CORP.
                                                    its general partner

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           FIG CORP.

                                           By:   /s/ Randal A. Nardone
                                                 -------------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Authorized Signatory

                                           FORTRESS INVESTMENT GROUP LLC

                                           By:  /s/ Randal A. Nardone
                                                --------------------------------
                                                Name:  Randal A. Nardone
                                                Title: Authorized Signatory